Exhibit 21

List of Subsidiaries of Olympic Steel, Inc.

Name of Subsidiary	State of Organization	% Ownership

Olympic Steel Lafayette, Inc.	Ohio	100%

Olympic Steel Minneapolis, Inc.	Minnesota	100%

Olympic Steel Iowa, Inc.	Iowa	100% (a)

Oly Steel NC, Inc.	Delaware	100%

Tinsley Group – PS&W, Inc.	North Carolina	100% (b)

IS Acquisition, Inc.	Ohio	100%

Olympic Steel Trading, Inc.	Ohio	100%

Chicago Tube and Iron Company	Delaware	100%

(a)   Owned 100% by Olympic Steel Minneapolis, Inc.

(b)   Owned 100% by Oly Steel NC, Inc.